Exhibit 99.1

ShoulderUp Technology Acquisition Corp. Announces Separate Trading of its Class A Common Stock and Warrants, Commencing on January 10, 2022

Kennesaw, GA – (January 7, 2022) – ShoulderUp Technology Acquisition Corp. (the “Company”) announced today that, commencing January 10, 2022, holders of the 30,000,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “SUAC” and “SUAC.WS”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on NYSE under the symbol “SUAC.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the units and the underlying securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Citigroup Global Markets Inc. (“Citigroup”) acted as sole bookrunner and representative of the underwriters, and Siebert Williams Shank & Co., LLC and Roberts & Ryan Investments Inc. acted as co-managers of the offering.

This initial public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is led Phyllis Newhouse, Chief Executive Officer.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the trading of the units. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Phyllis W. Newhouse

Chief Executive Officer

c/o ShoulderUp Technology Acquisition Corp.

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

Telephone: (970) 924-0446

Media Relations

Berns Communications Group

ShoulderUpPR@bcg-pr.com